UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      September 16, 2009

ProUroCare Medical Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-103781	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., STE 101, Eden Prairie, MN	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      952-476-9093

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into Material Definitive Agreements

Davis Promissory Note

Between May 1, 2009 and September 16, 2009, James Davis, a principal shareholder of ProUroCare Medical Inc. (the “Company”), made various payments for the benefit of the Company and provided the Company with certain cash advances totaling approximately $243,000, including $100,000 loaned to the Company on July 29, 2009 (and previously reported on a Form 8-K filed on August 5, 2009) and $40,000 loaned to the Company on September 16, 2009.  The purpose of these payments and advances was to help fund specific Company activities related to product development, clinical studies and FDA related activities.  On September 21, 2009, Mr. Davis and the Company executed a promissory note in the principal amount of $243,000 (the “Davis Note”) to formalize the Company’s obligation to Mr. Davis for these amounts.  Upon execution of the Davis Note, the Company agreed, as consideration for making the payments and advances represented by the Davis Note, to issue to Mr. Davis 19,833 shares of its common stock and to accrue for future issuance to Mr. Davis 2,700 shares of common stock for each month (or portion thereof) that the Davis Note is outstanding after March 21, 2010.  In addition, under the terms of the Davis Note, the Company will accrue for issuance to Mr. Davis in lieu of cash interest, 1,618 shares of its common stock for each month (or portion thereof) that the principal amount of the Davis Note is outstanding.  All of the shares accrued for issuance to Mr. Davis will be issued upon repayment of the Davis Note.  The Davis Note matures on March 28, 2011.

Item 2.03  Creation of a Direct financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Company

See Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities

See Item 1.01 above.

The shares of common stock issued or proposed for issuance as described above are or will be issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933 based on the fact that only one person is receiving shares, the financial sophistication of that person and the limited manner of the offering of the shares.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

September 22, 2009	By:	/s/ Richard C. Carlson
Richard C. Carlson
Chief Executive Officer